Exhibit 99.1


May 17, 2010

For Immediate Release

Contacts:         Mark Brock
                  mbrock@wrayward.com
                  704-926-1305

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                            Citizens South Bank Names
                       Market President for North Georgia
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GASTONIA,  N.C. - Citizens South Bank  (NASDAQ:CSBC) has named a 25-year Georgia banking executive as market president for north Georgia. In the newly created position, Tony Stancil, formerly with Crescent Bank & Trust Company of Cherokee County, Georgia, will have overall responsibilities for operations of the Bank of Hiawassee, which Citizens South recently acquired through an FDIC-assisted acquisition.

     "As a Georgia native with in-depth experience in all aspects of bank management, Tony is the ideal candidate for bringing the Bank of Hiawassee under the Citizens South umbrella and for helping us to grow and enhance this franchise for the benefit of our customers," said Kim Price, president and CEO of Citizens South. "Tony will become a member of our senior management team, which will assure a close, strategic integration of our entire banking operation."

     Prior to joining Citizens South, Stancil served as executive vice president and special assets manager with Crescent Bank. During his tenure with Crescent, he also served as a senior lending officer and as Cherokee County division president. Stancil's career has also included service with Regions Bank where he served as Cherokee County market executive.

     A native of Cherokee County, Stancil earned a bachelor's degree in business administration from the University of Georgia. He and his wife, Helen, have two sons.

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     "Citizens  South will be an  outstanding  corporate  citizen  for the North
Georgia region, offering the financial strength and banking expertise needed to meet our customers ever changing needs," Stancil said. "Our team at the Bank of Hiawassee is fully committed to working in partnership with our customers and with all of the communities we serve."

     The Bank of Hiawassee has five locations in three counties in Northern Georgia just south of the North Carolina state line. In Hiawassee, (Towns County) it operates under the name of Bank of Hiawassee, while in Blairsville, (Union County) it operates under the name of Bank of Blairsville and in Blue Ridge, (Fannin County) it operates under the name of Bank of Blue Ridge.


About Citizens South Banking Corporation

     Citizens South Bank was founded in 1904 and is headquartered in Gastonia, N.C. With the acquisition of Bank of Hiawassee in March, Citizens South expanded its total number of full-service offices to 21 and increased total assets to more than $1.1 billion.

     The Bank is a wholly owned subsidiary of Citizens South Banking Corporation, and shares of the common stock of the Company trade on the NASDAQ Global Market under the ticker symbol "CSBC". On the Web at www.citizenssouth.com.

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